Exhibit 23L
Initial Capital Agreement

August 9, 2006
Board of Trustees of
The Blue Fund Group
590 Madison Avenue
21st Floor
New York, NY 10022

Ladies and Gentlemen:

The undersigned hereby subscribes for 5,000 Shares of Beneficial Interest, no par value, of The Blue Large Cap Fund, a series of The Blue Fund Group, a Massachusetts business trust (the “Trust”), and 5,000 Shares of Beneficial Interest, no par value, of The Blue Small Cap Fund, a series of the Trust, in each case at $10.00 per share for an aggregate purchase price of $100,000. Our payment in full is confirmed.

The undersigned represents and agrees that it is purchasing these Shares for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933, nor with any present intention of distributing or selling such shares.

Very truly yours,

Blue Investment Management, LLC
By: /s/ Daniel Adamson
Daniel Adamson
CEO

Confirmed and Accepted:

The Blue Fund Group

By:  /s/ Dmitri Mehlhorn
Dmitri Mehlhorn
Trustee